Trade Date	Ticker	Issuer	Lead/co-mgr
06/05/02	VNX	Veridian Corp.	CS First
Boston
06/06/02	PRW	Practice Works Inc.	Willam
Blair & Company
Underwriter				Off price
Legg Mason Wood Walker, INC.	$16.00
Willam Blair & Company		$15.50

Shares offered (mm)	Total Amt offered (mm)
13,500,000		216,000,000
4,523,026		70,106,903

IPO (y/n)	Fund Mng
Y		Royce & Associates
N		Veredus Asset Management